Exhibit (e)(2)

PLACEMENT AGENT AGREEMENT

VOYA VARIABLE PORTFOLIOS, INC.

AGREEMENT, effective as of October 21, 2022, by and between Voya Variable Portfolios, Inc. (the "Company") and Voya Investments Distributor, LLC (the "Placement Agent"), a Delaware limited liability company.

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a diversified open-end investment company and offers its shares continuously in transactions not requiring registration under the Securities Act of 1933 as amended (the "1933 Act"), to other investment companies registered under the 1940 Act ("Acquiring Funds"); and

WHEREAS, the Placement Agent is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member of the Financial Industry Regulatory Authority ("FINRA"); and

WHEREAS, the Company and the Placement Agent wish to enter into this Agreement whereby the Placement Agent will act as the Company's principal underwriter for the sale of shares (the "Shares") of the separate series of the Company, and any other series which may be designated from time to time hereafter (the "Portfolios") listed on the attached Schedule A to Acquiring Funds.

NOW, THEREFORE, the parties hereto agree as follows:

I.Appointment of the Placement Agent

The Company hereby appoints the Placement Agent as the principal underwriter and placement agent of the Company to sell Shares of the Portfolios to Acquiring Funds and any other eligible persons, and the Placement Agent hereby accepts such appointment.

II.Purchase of Shares from the Company

A.The Company herewith engages the Placement Agent to act as exclusive placement agent of the Shares of the Portfolios, named and described on Schedule A attached hereto and incorporated by reference. Said sales shall be made only to investors and under circumstances consistent with the offering and sale of such Shares in transactions not requiring registration under the 1933 Act.

B.All Shares sold by the Placement Agent under this Agreement shall be sold at the net asset value per share ("Offering Price") determined in the manner described in the offering documents provided by the Portfolios ("Offering Documents"), as they may be amended from time to time.

III.Redemption of Shares by the Company

A.Any of the outstanding Shares of each Portfolio may be tendered for redemption at any time, and the Company agrees to redeem any such Shares so tendered in accordance with the provisions of the applicable Offering Documents and the Company's Articles of Incorporation and By-Laws. The redemption price is the net asset value per share next determined after the initial receipt of proper request for redemption.

B.The right to redeem Shares or to receive payment with respect to any redemption may be suspended only in accordance with applicable law.

IV. Duties of the Company

A.The Company shall furnish to the Placement Agent copies of all information, financial statements and other papers which the Placement Agent may reasonably request for use in connection with the sale of the Shares of the Company.

B.The Company shall take, from time to time, subject to the necessary approval of its shareholders, all necessary action to fix the number of its authorized Shares and to effect such registrations or filings, if any, as may be required under federal or applicable state laws, in order that there will be available for sale at least the number of Shares as eligible investors may reasonably be expected to purchase.

V.Duties of the Placement Agent

In selling the Shares of the Company, the Placement Agent shall use its best efforts to conform with the requirements of all applicable federal and state laws and regulations, and the regulations of the FINRA, relating to the sale of such securities. Except as provided below, the Placement Agent is not authorized by the Company to give any information or make any representations, other than those contained in the registration statement for the Company and its Shares, the applicable Offering Documents, and any sales literature specifically approved by a principal of the Placement Agent. The Placement Agent shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under this Agreement which such authorities may request in order to ascertain whether the Company's operations are being conducted in a manner consistent with any applicable law or regulations. Nothing contained in this Agreement shall prevent the Placement Agent from entering into placement agent agreements with other investment companies.

VI. Allocation of Expenses

The Company will pay all expenses in connection with the offering and sale of Shares of the Portfolios, including:

1.expenses pertaining to the preparation, printing, and distribution of any reports or communications, including the Offering Documents, provided that the Placement Agent will pay the expenses of printing and distribution of any such documents provided to potential shareholders of the Company;

2.any filing and other fees to state securities regulatory authorities necessary to register and maintain registration of the Shares; and

3.expenses of the Company's administration, including all costs and expenses in connection with the issuance, transfer and registration of the Shares, including, but not limited to, any taxes and other governmental charges in connection therewith.

VII. Compensation

The Company shall not pay any compensation to the Placement Agent for its services as a placement agent hereunder, nor shall the Company reimburse the Placement Agent for any expenses related to such services.

VIII. Records

All records maintained by the Placement Agent in connection with this Agreement shall be the property of the Company and shall be returned to the Company upon termination of this Agreement, free from any claims or retention of rights by the Placement Agent. The Placement Agent shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information, only if the Company has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

IX.	Duration and Termination of this Agreement

This Agreement shall become effective on October 21, 2022 or on such later date approved by the Company's Board of Directors ("Board"), including a majority of those Directors who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) thereof. Unless terminated as provided herein, the Agreement shall continue in full force and effect for two years from the effective date of this Agreement with respect to the Portfolios listed on Schedule A. Thereafter, unless earlier terminated with respect to a Portfolio, this Agreement shall continue in effect from year to year for successive one (1) year periods if approved at least annually (i) by a vote of a majority of the outstanding voting securities of the Portfolio or by a vote of the Directors of the Company, and (ii) by a vote of a majority of the Directors of the Company who are not interested persons or parties to this Agreement (other than as Directors of the Company), cast in person at a meeting called for the purpose of voting on this Agreement. With respect to any Portfolio that was added to Schedule A hereto after the date of this Agreement, the Agreement shall become effective on the later of: (i) the date Schedule A is amended to reflect the addition of such Portfolio under the Agreement; or (ii) the date upon which the Shares of the Portfolio are first sold to eligible investors, subject to the condition that the Portfolio's Board of Directors, including a majority of those Directors who are not interested persons (as such term is defined in the 1940 Act) of the Placement Agent shall have approved this Agreement, with respect to such Portfolio.

This Agreement may be terminated at any time without penalty on at least sixty (60) days' notice by the Company's Board or by a majority vote of its shareholders, with respect to any Portfolio by a majority vote of the shareholders of the capital stock of such Portfolio, or by the Placement Agent on sixty (60) days' notice.

This Agreement shall terminate automatically in the event of its assignment.

X.Amendment

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. If shareholder approval of an amendment is required under the 1940 Act, no such amendment shall become effective until approved by the requisite number of outstanding Shares of the Portfolio. Otherwise, a written amendment of this Agreement is effective upon the approval of the Board and the Manager.

XI. Miscellaneous

This Agreement shall be subject to the laws of the State of Delaware and shall be interpreted and construed to further and promote the operation of the Company as an open-end investment company. As used herein, the terms "Net Asset Value," "Investment Company," "Open-End Investment Company," "Assignment," "Principal Underwriter," "Interested Person," and "Majority of the Outstanding Voting Securities," shall have the meanings set forth in the 1933 Act and the 1940 Act, as applicable, and the rules and regulations promulgated thereunder.

XII. Liability

Nothing contained herein shall be deemed to protect the Placement Agent against any liability to the Company or its shareholders to which the Placement Agent would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of the Placement Agent's duties hereunder, or by reason of the Placement Agent's reckless disregard of its obligations and duties hereunder.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

VOYA VARIABLE PORTFOLIOS, INC.

By: /s/ Kimberly A. Anderson_________

Name: Kimberly A. Anderson

Title: Senior Vice President

VOYA INVESTMENTS DISTRIBUTOR, LLC

By: /s/ Andrew K. Schlueter___________

Name: Andrew K. Schlueter

Title: Senior Vice President

SCHEDULE A

with respect to the

PLACEMENT AGENT AGREEMENT

between

VOYA VARIABLE PORTFOLIOS, INC.

and

VOYA INVESTMENTS DISTRIBUTOR, LLC

Name of Fund

Voya VACS Index Series EM Portfolio

Voya VACS Index Series I Portfolio

Voya VACS Index Series MC Portfolio

Voya VACS Index Series SC Portfolio